CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration statement (Form S-8 No. 333-159851) of WABCO Holdings Inc.,

2.	Registration statement (Form S-8 No. 333-144906) of WABCO Holdings Inc., and

3.	Registration statement (Form S-8 No. 333-148972) of WABCO Holdings Inc.

of our reports dated February 21, 2020, with respect to the consolidated financial statements and schedule of WABCO Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of WABCO Holdings Inc. and subsidiaries, included in this Annual Report (Form 10-K) of WABCO Holdings Inc. for the year ended December 31, 2019.
EY Bedrijfsrevisoren BV / Reviseurs d’Enterprises SRL

Diegem, Belgium

February 21, 2020